Exhibit 8.1
[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]
July 31, 2007

(213) 229-7000	C 18861-00155
(213) 229-7520
Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, California 95134
(408) 943-1234

Re:	$250,000,000 1.375% Convertible Senior Notes Due 2011 and $250,000,000 1.500% Convertible Senior Notes Due 2013
Ladies and Gentlemen:
     We have acted as counsel to Cadence Design Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Prospectus Supplement dated on or about August 1, 2007 (the “Prospectus”) and its filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the $250,000,000 1.375% Convertible Senior Notes Due 2011 and the $250,000,000 1.500% Convertible Senior Notes Due 2013 (the “Debentures”) and the associated shares of the Company’s common stock into which the Debentures are convertible.
     In connection with this opinion, we have examined and relied upon originals or copies of (i) the Prospectus, (ii) the Offering Memorandum, dated December 14, 2006 (the “Offering Memorandum”), relating to the Debentures, and (iii) such other documents, analyses, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, analyses, records, statements, and representations referred to above.

Cadence Design Systems, Inc.
July 31, 2007

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.
     On the basis of the statements, representations, qualifications and assumptions contained in the foregoing materials, it is our opinion that the statements in the Prospectus under the caption “Certain United States Federal Income Tax Considerations” insofar as they purport to constitute summaries of matters of United States federal tax law and regulation or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Debentures or of any transaction related to or contemplated by such issuance.
     This opinion is delivered to you solely for use in connection with the Prospectus and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours, /s/ GIBSON, DUNN & CRUTCHER LLP GIBSON, DUNN & CRUTCHER LLP